Exhibit 99.2

FINAL TRANSCRIPT

Thomas StreetEventsSM

Conference Call Transcript

EPIC – Q2 2009 Epicor Software Earnings Conference Call

Event Date/Time: Jul. 28. 2009 / 5:00PM ET

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software - DIR

George Klaus

Epicor Software - President, Chairman, CEO

Mike Pietrini

Epicor Software - CFO

Russel Clark

Epicor Software - SVP - Finance

CONFERENCE CALL PARTICIPANTS

Mark Murphy

Piper Jaffray - Analyst

Peter Goldmacher

Cowen & Company - Analyst

Ross MacMillan

Jefferies & Company - Analyst

Kevin Liu

B. Riley & Company - Analyst

Mark Schappel

The Benchmark Company - Analyst

Richard Baldry

Canaccord Adams - Analyst

Brad Fills

Barclays Capital - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to today’s Epicor quarterly earnings conference. Just as a reminder, today’s call is being recorded. At this time, I would like to turn the call over to your host for today, Mr. Damon Wright, head of Investor Relations of Epicor. Please go ahead, sir.

Damon Wright - Epicor Software - DIR

Thank you, Sara, and good afternoon. We appreciate you all joining us on our call today to discuss Epicor’s 2009 second-quarter financial results. Our press release issued this afternoon detailing these results may be accessed on our website at www.Epicor.com, under the “Investor” section. Joining us on today’s call to comment on Epicor’s second quarter are George Klaus, Epicor’s Chairman, President, and CEO; and Mike Pietrini, Executive Vice President and CFO. Russ Clark, our Senior Vice President Finance and Principal Accounting Officer and John Heroka, Senior Vice President and Chief Marketing Officer, will also participate in the Q&A session. George will begin the call with a few comment followed by Mike who will discuss certain financial result and trends in our business in more detail.

Prior to beginning, I’d appreciate your patience as a review our Safe Harbor statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial result as well as new product releases and other statements that are not historical facts. Actual results may differ materially from those express the or implied in the forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual result to differ from those contained in our forward-looking statements, please see our annual report on form 10-K for the period ended December 31, 2008.

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Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

Today’s comments will also include a discussion of certain non-GAAP financial measure such as adjusted EBITDA, free cash flow and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring, and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release and in the form 8-K to be filed with the SEC.

With that I’d like to turn the call over to George. George?

George Klaus - Epicor Software - President, Chairman, CEO

Thank you, Damon. And thank you to everyone on the call and the webcast for joining us today. I am pleased to report to you today a strong second quarter for Epicor across all areas of our business. We exceeded the top end of our EPS guidance by $0.02, while hitting the range of revenue guidance provided, despite the fact that hardware revenues came in nearly 50% less than originally anticipated.

Licensed revenues exceeded our internal forecast as we capitalized on the new market opportunities presented by Epicor 9. License revenues were up sequentially by 33%, growing across all of the vertical markets and major geographies we serve. Epicor 9 drove solid international ERP sales, including Epicor 9 sales into eight new countries. The new global financials and greater district capability of Epicor 9 also helped us win deals, where we would not have been able to compete in past quarters. 65% of the 125 new named customers we added in the second quarter purchased Epicor 9, and we have shipped to more than 150 new name customers since going GA in December of last year. We have also shipped Epicor 9 to more than 300 existing customers and to more than 100 partners. We currently have 20 customers live on Epicor 9, and we are on track to have five times that many live by the end of the year.

Our retail business had a very solid quarter also with retail license sales exceeding our expectations. We closed some large retail deals ahead of our plan as better same-store sales in April and May gave retailers the confidence to allocate more resources to IT investments. The slight shift in focus we made a few quarters ago to respond to economic conditions by heavily targeting retail value players in addition to our more traditional markets was rewarded with several sizable wins in the second quarter. However, our largest Q2 deal, which exceeded $1 million in software revenue alone, was directly in our retail sweet spot, an end-to-end solution scale to a large high-end specialty retailer.

While all areas of license sales were stronger than expected, we continue to appropriately respond to market conditions by ensuring that our cost structure is aligned with our anticipated revenues. We made some reductions in our consulting organization to match our bench-to-book of business as well as some modest reductions in other targeted areas. These moves in connection with a larger mix of license revenues in the quarter led to gross margins expanding sequentially over Q1 by approximately 3% points exceeding 56%, excluding amortization. Better gross margins combined with closely managed operating expenses helped drive non-GAAP earnings at that exceeded our internal forecast.

While expense control is important, we also continue to keep an eye firmly on future opportunities. Epicor’s success has been driven by innovation and profitable growth and the management team and employees are fully committed to being a growth Company. We continue to invest in technology that companies desire today and will require in the future. As you know, we have been investing in mobile solutions for our ERP customers as a part of Epicor everywhere. This technology supports our vision of where ERP is headed. Access to company data any time, anywhere, and on any device. We are now seeing specific opportunities won based on those mobile solutions, which offer our current and targeted customers additional functionality for areas such as field service and clinical care, and they provide increased features for managing inventory orders and production.

We continue to invest in additional languages and localizations for Epicor 9, as well as industry specific enhancements that will help us better address markets adjacent to those we currently serve. Markets such as commercial construction and aerospace and defense. Mobile solutions are also high on the list for our retailers as they are constantly trying to ensure the best consumer experience, while differentiating themselves from their competition. We have launched and continue to invest in the development of mobile retail solutions that allow retailers to come out from behind the counter and interact more directly with their customers. Epicor’s mobile solutions help retailers reduce or eliminate customer waiting time, while providing them real-time access to outside inventory to drive additional sales. We are beginning to see traction for these solutions and have some extremely well-known retailers currently deploying or in pilot programs for our latest mobile offerings.

We executed well this quarter, while continuing to invest in the future. I remain confident that we are taking the right steps to successfully and profitably manage through these challenging times. And we are extremely well positioned to capitalize on opportunities as the economy recovers.

I’m now going to ask Mike to cover some of the financial highlights, after which I’ll come back with some closing remarks. Mike?

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Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

Mike Pietrini - Epicor Software - CFO

Thank you, George. Since we provide detailed financial information in our press release and tables, I’m going to focus my prepared remarks on a few key financial highlights from the quarter. We are very pleased with our second-quarter financial performance. In spite of the current economy, we reported strong license revenue of $17.5 million for the quarter, with margins of 78%. License revenue exceeded our expectations and grew sequentially over Q1 by 33%, as George mentioned, Epicor 9 was a key driver of license revenues as were solid retail sales. We were pleased to see a continuation of the trend from the end of the first quarter as prospects continued to be more willing to make IT investments in business solutions to drive productivity and efficiencies throughout their companies.

We added 125 new customers to Epicor’s portfolio in the second quarter, which helped drive strong sequential license growth in all verticals and major geographies. As we mentioned last quarter, it is not surprising that sales into the base continues to be weaker since the majority of our existing customers are not currently growing their businesses and can ride out the current economic condition with the existing functionality and seat licenses they own today. There is a positive aspect to this as historically under more normal economic conditions our base customers are a very dependable source of license revenue, contributing 50% or more in any given quarter versus only 45% in the 2009 second quarter. When things turn around and no one doubts they eventually will, this revenue stream is expected to begin to produce as it has in the past. This should provide an incremental boost to future license revenues, especially in light of all the new features and functionality we offer with Epicor 9, as well as the fact that we are continually building our base with the addition of new logos every quarter.

In reviewing the consulting business, we showed sequential improvement in consulting revenues and expanded consulting margins as promised, increasing margins by more than 2% points over Q1 to 18.7%. Our consulting business has been impacted by lower license sales and customer delays and starting implementations over the past few quarters. However, we are doing a good job of matching our consulting work force to our book of business, and we expect continued improvement in consulting margins throughout the year. We have also started some large projects in the third quarter, which should benefit utilization rates in a quarter that is often impacted by holiday scheduling.

Now turning to maintenance, similar to Q1, maintenance contributed 47% of our quarterly revenue with gross margins in excess of 76%. We had excellent retention rates of 96% moving up from 93% in the prior quarter, as we expected. And significantly higher than the industry average of 85%. We continue to do a good job at bringing customers back on to maintenance contracts that had previously gone off maintenance. Win-backs were strong even in the face of current economic conditions, resulting in 143 customer win-backs representing an additional $2.8 million in annual maintenance.

Hardware, which continues to be difficult to forecast, was the one disappointment this quarter. Lower than expected hardware revenues resulted in us achieving the lower end of our revenue guidance range instead of being at or above the high end of the range. Hardware, which had 13% gross margins this quarter, is almost exclusively tied to our retail business point of sale systems, and we expect it will continue to be unpredictable as the timing of customer projects and requests for shipments is completely out of our hands. Because of economic conditions, retailers are made to do with the existing hardware systems they have, which has caused them to delay or, in some cases, cancel anticipated hardware rollouts.

Now combining all revenue lines, total gross margins excluding amortization were 56.2%, growing year over year by more than 6% points. Gross margins also grew sequentially by 3% points, due to a greater percentage of high margin license and maintenance revenues and less hardware, as well as the improvement in our consulting markets.

All right, let’s look at Fx impact. We continue to face Fx headwinds as the US dollar strengthened meaningfully over the past year against most foreign currencies. All revenue lines were negatively impacted with total revenue impacted by approximately 5%. On a constant currency basis, second-quarter total revenue would have been $105.6 million, with license revenue of $18.3 million, consulting revenue of $34.1 million, and maintenance revenue of $49.6 million. Hardware revenue was not impacted by Fx movements.

Now turning to operating expense. Excluding restructuring, operating expense by line item was essentially flat from Q1, both as a percentage of revenue and in total dollars. We did continue to modestly reduce expenses in certain areas, even in the face of a meaningful increase in license revenues. This was generally done through not replacing normal attrition as well as some targeted work force reductions.

Now looking at some balance sheet metrics, we did a good job in collections, even in the face of the weak economic environment. Once again, collecting more than we sold and bringing in $105 million during the quarter. Our cash and cash equivalents balance as of June 30 grew to $86 million, buoyed by improved free cash flow of $10.6 million. We continue to use excess cash to pay down our credit facility with payments totaling $7.5 million during the second quarter.

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Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

As is our custom after acquisitions, we are quickly deleveraging from the credit facility borrowings, used to help finance our acquisition of NSB. Since we drew on the facility in February of 2008, we have already paid down approximately $80 million or half of the original amount borrowed. Our debt balance consists primarily of our $230 million obligation to holders of Epicor senior convertible notes and $79 million of borrowings under our credit facility. We remain very comfortable with our liquidity position and our ability to continue to delever.

Now highlighting our Q3 guidance. As outlined in our press release, we currently expect Q3 revenue to be in the range of $96 million to $100 million with non-GAAP EPS of $0.09 to $0.10. Q3 is historically a softer quarter than Q2 based on extended holidays, especially in our international markets. We also want to be prudently cautious with our financial expectations in light of the relative strength we saw in licensed revenues in Q2, as we did see some deals move into Q2 that we originally expected would close in Q3, particularly on the retail side of our business.

We saw a lot of encouraging signs during the quarter regarding new customers feeling more comfortable investing in IT projects, and Epicor 9 is bringing us into new opportunities. However, we do not have enough data points to definitively call this a sustainable trend under the current economic conditions. We will continue to closely manage our variable expenses and are focused on improving our profitability per revenue dollar. We executed very well in Q2, and we plan to continue to do so.

I’d now like to turn the call back to George.

George Klaus - Epicor Software - President, Chairman, CEO

Thanks, Mike. Well, prior to opening the call for questions, I want to spend a little time on our positioning in the market and why Epicor wins. There is a reason we had a relatively strong quarter in a difficult market. Epicor has clearly differentiated itself from the competition with superior products, a demonstratable lower total cost of ownership, faster implementation times, a single point of accountability, and a true global support and service organization. We are benefiting from being at the front end of a new product cycle with Epicor 9. We believe Epicor 9 is the absolute best product for the ERP markets we serve, and we are winning business in additional markets that we were unable to address in the past. We also continue to add to our full suite of retail solutions with new offerings such as superior PCI compliance tools, increased analytical capabilities, and enhancements to our full store and CRM packages. All helping to ensure that we are addressing the key issues for retailers today and in the future.

Our superior technology and clear competitive differentiation is being championed by highly respected third parties, and our positioning, branding, and the awareness of Epicor’s capability have never been better. As evidence of this during the second quarter Epicor was singled out by leading industry analyst firm Gardner, Inc., in its much-followed magic quadrant for mid-market and tier-two oriented ERP. Gardner said Epicor offers the most visionary and complete solution they have seen made generally available in recent years. Gardner also noted that Epicor has the broadest globally available functional footprint of all vendors and highlighted Epicor as one of only three recognized leaders. The other two happened to be two of the largest companies in the world. Additionally, Epicor was recognized by Microsoft as its 2009 Partner of the Year for global ISV line of business. We were selected out of an international field for delivering market-leading customer solutions. Epicor was acknowledged by Microsoft for our innovation and leadership in delivering applications that are redefining the enterprise software experience.

On the retail side, Epicor was identified by industry analyst firm Aberdeen Group in a recently released report as a retail loss prevention champion, prevailing over significantly larger competitors. This very important ranking for Epicor has the potential to help garner significant business. Statistics show that retailers lose an excess of $55 billion annually from shrinkage in the US alone, nearly half of which is directly related to employee fraud. As Aberdeen highlights, Epicor’s loss prevention products directly address these issues, empowering our customers to run more productive and profitable businesses.

For each and all of these reasons, superior competitive differentiation, excellent branding, outstanding, and better market awareness, we believe we are taking market share in this challenging environment. More importantly we believe we are well positioned to increase our market share when the eventual market recovery does occur. We believe our most recent results are a confirmation that Epicor is operating from a sound foundation led by a highly experienced and tenured senior management team that has successfully navigated the Company through these challenges in prior times. We’re executing to our plan and taking all of the appropriate steps to successfully and profitably manage Epicor through these uncertain economic conditions.

And with that said, I’d like to open up the call for questions please operator.

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Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll go first to Mark Murphy of Piper Jaffray.

Mark Murphy - Piper Jaffray - Analyst

Hey, thank you. It’s the latest quarter for you for hardware revenue in about three years. And I just wanted to try to dig deeper into the underlying dynamic and what the trend might look like into Q3 and beyond. I understand — you commented that your retail vertical performed well, but that the hardware was tied to the retail point of view sale systems. I’m not sure I completely understand what happened there. So if you could give more color on that I’d appreciate it.

George Klaus - Epicor Software - President, Chairman, CEO

Well, as you know, we have lots of very well-known customers out there that have our hardware installed in their stores. And historically, in good economic times, they’re opening up new stores or they’re replacing the hardware in their existing stores. And in these economic conditions, those retailers who are fighting to keep their head above water in a lot of cases have slowed down their CapEx expenditure on replacing some of the existing hardware they have and opening up new stores. And in fact some of them are actually closing stores. So that is the major impact. We are still installing hardware in the new accounts. That’s not the issue. But the major impact is the large install base we have who is not upgrading their current hardware or opening new stores.

Mark Murphy - Piper Jaffray - Analyst

And George, is the strength in your retail vertical from a license sale perspective? Is that something we should look at as a leading indicator of - - the segment that you mentioned as being weak in term of hardware, is that going to lead to what happens on the hardware side? Or are you from a bigger picture perspective, is there a chance you that would look at this and say, you know, you may have an opportunity in the next year or two to actually exit the hardware business?

George Klaus - Epicor Software - President, Chairman, CEO

Well, I don’t think, first of all, as you know, and I’ve said in the past, the hardware business is something we do as a service to our customer. And really if anything impacts our margins negatively overall versus if we didn’t have the business. But we do it as a service to our retail customers because they like to see us load the software, set up the point of view sale equipment and deliver it to the stores so that the clerk in the store can just press buttons and get it to start working. So with that said I don’t think you’ll see us exiting the hardware business any time soon because we need it — we need to be of service to the customer base out there, and it’s a capability we provide which they like.

Mark Murphy - Piper Jaffray - Analyst

Okay. And then Mike, did you have the operating cash flow number for the quarter?

Mike Pietrini - Epicor Software - CFO

I didn’t — 11.5.

Mark Murphy - Piper Jaffray - Analyst

11.5. And then just one final kind of mathematical question on the maintenance revenue line, I’m just trying to reconcile you’re saying that the maintenance renewal rate actually increased in Q2. And I would think that you had — well, you had a year-over-year adverse Fx hit, I would think you might have had a sequential benefit. And so how do we — or why wouldn’t the — sequentially, why wouldn’t the maintenance revenue have grown?

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

Mike Pietrini - Epicor Software - CFO

Why wouldn’t the maintenance revenue have grown?

Mark Murphy - Piper Jaffray - Analyst

Right.

Mike Pietrini - Epicor Software - CFO

It was not as big of a renewal quarter for us. As it has been.

George Klaus - Epicor Software - President, Chairman, CEO

Well and I think it’s also fair to say that license revenues were down in Q1, which is what drives maintenance revenue. As our license revenue which we’re proud of the fact that it’s 33% better than Q1 and is starting to rebound, you’ll see our maintenance revenue start to grow also as license revenues grow. I mean maintenance — every piece of the business that we have is totally tied to the successful sale of license revenues.

Mark Murphy - Piper Jaffray - Analyst

So is this kind of $47 million plus or minus around $47 million on the maintenance line for about three quarters. From a planning perspective, should we just trim line it out at that level through the rest of the year? Or do you think it will make some gradual sequential progress?

George Klaus - Epicor Software - President, Chairman, CEO

I think it would be very gradual. But I wouldn’t have a problem with you trend lining it out. As our Epicor 9 sales increase and our license sales increase, you will see that number start to grow as it had in past years. But for the rest of this year, you know, unless we get a real tailwind in this economy, it’s probably not going to grow substantially.

Mark Murphy - Piper Jaffray - Analyst

Okay. Thank you.

Operator

Up next from Cowen and Company, we’ll go to Peter Goldmacher.

Peter Goldmacher - Cowen & Company - Analyst

Hi, guys. I just want to ask two quick questions. First, you had mentioned that your maintenance renewal, you ticked up to 97% renewals. Just on the terms of those renewals, once you get a win-back, is it a retroactive renewal so if they haven’t paid for three years they have to pay for all the years they missed and then they get upgrade — update rights? Or how does that work specifically?

George Klaus - Epicor Software - President, Chairman, CEO

That’s exactly how it works, Peter. But we do, in fact, negotiate that as you would expect for people that have been off for a long time.

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

Peter Goldmacher - Cowen & Company - Analyst

Okay. And of the clients that you got to re-sign up for maintenance, was it — they didn’t — did they renew because they wanted Epicor 9?

George Klaus - Epicor Software - President, Chairman, CEO

We believe that’s the reason, yes.

Peter Goldmacher - Cowen & Company - Analyst

Okay. Great. And then you had mentioned some headcount reductions in the services business. Can you give us an update on quota carrying heads?

George Klaus - Epicor Software - President, Chairman, CEO

We have about 175 sales quota carrying heads.

Peter Goldmacher - Cowen & Company - Analyst

Okay. And then just lastly, when you talked to customers that are running you through your paces on the sales cycle but ultimately decide to defer a purchase, do you feel like that’s a bona fide — they’re just not sure yet, or are they trying to negotiate more aggressively than they have before? Or is it — how do you — how would you characterize that dynamic?

George Klaus - Epicor Software - President, Chairman, CEO

First of all, our win rates are — were very strong in the second quarter, okay. So the deals we played in we had a very high percentage of wins. I think, you know, I think the economy has still got people very scared about spending money. I mean, we’re operating our company on a low CapEx expenditure based — versus prior years. So people are hanging on it their cash longer and trying to make due with what they have longer. And if it wasn’t for our latest technology and Epicor 9 inspiring people to step up and want to get into some new areas, plus as I mention we opened up eight new countries with Epicor 9. Areas that we weren’t able to get into before, it would be harder. But I think that we are doing better than our competition.

Peter Goldmacher - Cowen & Company - Analyst

Okay. Thanks, George.

Operator

We’ll go next to Ross MacMillan of Jefferies and Company.

Ross MacMillan - Jefferies & Company - Analyst

Thanks. George, I think you’ve given metrics around deals over $1 million, deals over $500K and then the top 10 deleverage historically. Could you give us those metrics?

George Klaus - Epicor Software - President, Chairman, CEO

Going to start listing deals over $1 million, Ross, and we have one this quarter, okay. It was on the retail side of our business.

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

Ross MacMillan - Jefferies & Company - Analyst

Okay.

George Klaus - Epicor Software - President, Chairman, CEO

It was a big international retail deal that we sold. And if we take that deal out and I think it’s only fair that we do of our top 10, because it would skew the top 10 significantly, our average was about $400,000 in our top 10, which is still up significantly. And it was obviously up more significantly with that deal.

Ross MacMillan - Jefferies & Company - Analyst

Got it. Okay. Thanks. And then if you had weigh the outperformance in terms of core mid-market ERP versus retail including the big deal, the one over $1 million, which had — you look at relative to plan, which had the bigger kind of outperformance? It was on the retail side or on the core ERP?

George Klaus - Epicor Software - President, Chairman, CEO

They both beat their plan. They both performed very well. And, I’m very proud of both of them frankly.

Ross MacMillan - Jefferies & Company - Analyst

Okay. And then just so I understand on Epicor 9, I think you’ve gone from — I think what called was shipped 200, 350, now 450, and you broke out the new customer count which is helpful. Would the 25 that are live, can you help us understand if they’re — is there a dynamic associated with going live that has a positive implication for license revenue? In other words, for existing customers that are going to go live, is there some potential to catch some new license revenue? I guess what I’m trying to drive at is as you get more go lives, you mentioned five times that by the end this year, what does that mean in terms of the P&L, if anything? Thanks.

George Klaus - Epicor Software - President, Chairman, CEO

Well, clearly our CAM organization, our customer account management organization which sells into our fall base will have opportunity to sell new licenses into all those 160-plus new Epicor 9 customers. And in addition to that, you know, we have 300-plus that are evaluating the product right now, and if they choose to install the product, that are on — 300-plus that are on maintenance. If they choose to install the product they get the product for free for like-to-like technology — or like-to-like functionality, I’m sorry, but Epicor 9 has so much more functionality than what they’re currently running that they will want to expand their functionality capabilities. And so they will be buying additional functionality. So I think all of those do allow us to have additional license revenue upside.

Ross MacMillan - Jefferies & Company - Analyst

Okay. And then just as you think about the POS business, is your assumption that the — the sort of 3 .5 million off the June quarter is — is that the run rate assumption, or I guess you must have some notion or assumption as to how that plays out in the September quarter. Is— to flat line is, is that the right way to think about it?

George Klaus - Epicor Software - President, Chairman, CEO

We think Q3 will actually be down a little bit over Q2.

Ross MacMillan - Jefferies & Company - Analyst

Okay.

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - President, Chairman, CEO

Or flat. Let’s just say flat.

Ross MacMillan - Jefferies & Company - Analyst

Okay. Great. Very good. Thank you very much.

George Klaus - Epicor Software - President, Chairman, CEO

Uh-huh.

Operator

From B. Riley and Company we’ll hear from Kevin Liu.

Kevin Liu - B. Riley & Company - Analyst

Good afternoon. Talking about seasonality a little bit. Usually I think you guys would expect licenses to dip down a little bit quarter over quarter. Given kind of the changes we’ve seen in the environment going from Q1 into — to this point as well as some of the demand you’ve seen on Epicor 9, would you expect that seasonality to shift a little bit and maybe we get some more sequential improvement?

George Klaus - Epicor Software - President, Chairman, CEO

I think we’re going to continue, Kevin, to assume that Q3 will be a little softer than Q2. It has been historically for all the years that I’ve been here. I hope I get surprised. Clearly Epicor 9 has given us opportunities that we, and put us in a position that we haven’t been in in those previous years. But as you know, people take very extended vacations internationally in the third quarter. And so we are the reason we are guiding 97 to 100 and $0.09 to $0.10 is because we believe the quarter will be, you know, probably slightly down over Q2.

Kevin Liu - B. Riley & Company - Analyst

Got it. And on the professional services side, with some of the headcount reductions you’ve take then quarter and on new work starting out for Q3, what type of improvement can we expect overall in the gross margin overall in the near term?

George Klaus - Epicor Software - President, Chairman, CEO

Well, all I can say is we expect to see improvement, okay? We have a lot of — there’s two things working there that I’ll share with you. One is that we sold $17.5 billion worth of software in Q2 so there’s a lot of project being kicked off in Q3 that will increase our utilization of our team. In addition to that, Q4 is historically our largest quarter, and we would expect Epicor 9 to be very successful in Q4, and therefore we don’t want to prune our consulting organization all that much in Q3 because we want, you know, it’s harder to hire somebody back and train them so we’d rather make a little investment there if we have to make that choice so that we’re ready for the Q4 onslaught.

Kevin Liu - B. Riley & Company - Analyst

I see. Then just lastly, when you kind of look at the milk of sales today, I think you guys said on the software side it was down 45% from existing. Looking at the pipeline for the remainder of the year would you expect that to trend back toward a 50/50 split or would you expect most of the business to be driven by new name customers?

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - President, Chairman, CEO

This is a guess but I would guess most of the business will be new name customers until the economy starts to loosen up. We did have almost 21,000 customers now. So we do have a nice franchise to dip into. As you know, lots of companies are laying off, and consequently they’re not expanding their internal IT function that much. I would say it’s still going to be swayed to new names.

Kevin Liu - B. Riley & Company - Analyst

Thank you.

Operator

Next we’ll go to Mark Schappel of The Benchmark Company.

Mark Schappel - The Benchmark Company - Analyst

Thank you. As you know, Epicor has a solid customer base in eastern Europe mainly from the school a acquisition years back. I was wonder - Scala acquisition years back. I was wondering if you could give details of what you’re seeing in eastern Europe. The business is painting a bleak picture over there. I was wondering if you have any comment to that effect?

George Klaus - Epicor Software - President, Chairman, CEO

Mark, as I mentioned, all geographies did well for us in Q2. We did out of the 125 new customers, we did will 0 of them in Epicor 9 - we did 80 of them in Epicor 9. And most of the rest of them were probably Scala, okay? I shouldn’t say most - at least half of the rest were probably Scala. So that product is still selling over there, and is still satisfying some needs that that customer base has. So we know it’s tough over there, but we - we had a good quarter there.

Mark Schappel - The Benchmark Company - Analyst

Okay. Good. Thanks. And would you say that your largest competitor in the quarter was probably the no decision or the deferred decision?

George Klaus - Epicor Software - President, Chairman, CEO

I think that’s true. And - yeah. That’s true. You know, we are still - you still have to fight hard to get people to let loose with their money these days, that’s for sure.

Mark Schappel - The Benchmark Company - Analyst

Thank you. That’s all for me.

Operator

(Operator Instructions). From Canaccord Adams, we’ll hear from Richard Baldry.

Richard Baldry - Canaccord Adams - Analyst

Thanks. If my notes are correct it looks like the sales heads went up moderately sequentially. Could you talk about adding to the sales by other geography or end market and where you think that number could be by year end? Thanks.

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - President, Chairman, CEO

Richard, I think we were actually slightly down in sales heads. But we are — we are looking at as we muff interest the end of the year getting ready for next year thinking of increasing the sales heads a little bit. But I don’t think you’ll see a lot of ads if our sales — you’ll see one, two, three, four in Q3. But most of the sales ads would come in Q4 that we may get ready for — for ‘10.

Richard Baldry - Canaccord Adams - Analyst

Thanks.

Operator

We’ll go to [Brad Fills] of Barclays Capital.

Brad Fills - Barclays Capital - Analyst

Hey, good afternoon. If you could drill in a little more on some of the other verticals, manufacture district with track, were there any subverticals that’s you’re seeing better uptake in?

George Klaus - Epicor Software - President, Chairman, CEO

Well, Epicor 9 besides producing global financials also had a lot of enhanced functionality in the distribution space. And so we did win some distribution deals we would not have been able to compete in prior to having Epicor 9. And as I mentioned in my chats, commercial construction and aerospace and defense, are our subverticals to use your term that we see a better opportunity with Epicor 9 to get into than we had previously.

Brad Fills - Barclays Capital - Analyst

Okay. Great. And then if you could provide the GAAP gross margins for license maintenance and services, please?

George Klaus - Epicor Software - President, Chairman, CEO

Russ, can you do that?

Russel Clark - Epicor Software - SVP - Finance

Yes. So on the GAAP side at the gross margin level, I don’t have those right here in front of me. But you can calculate them — in the release so we don’t — from a GAAP perspective. So license, 78%, consulting 18.7%.

Brad Fills - Barclays Capital - Analyst

Uh-huh.

Russel Clark - Epicor Software - SVP - Finance

Maintenance, 76.7%. And hardware, 13%.

Brad Fills - Barclays Capital - Analyst

Great. That’s all from me. Thank you.

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FINAL TRANSCRIPT
Jul. 28. 2009 / 5:00PM ET, EPIC - Q2 2009 Epicor Software Earnings Conference Call

Operator

And it appears we have no further questions at this time. Mr. Klaus, I would like to turn the call back to you.

George Klaus - Epicor Software - President, Chairman, CEO

Thank you. In closing, I want to take this opportunity to thank all of our employees for all of their hard work, loyally, and dedication in the quarter, which clearly I believe has the Company on the rebound and even in a tough economy outperforming our peers. And plus, last but not least I’d like to thank all of our customers for their confidence in Epicor, and for their partnership in doing business with us. So thank you all for joining us on the call. And feel free to call at any time. Thanks.

Operator

Again, that does conclude today’s conference. We thank you all for joining us.

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